Exhibit 99.1

Company Release – April 21, 2017

First Priority Financial Corp. Reports First Quarter 2017 Financial Results

➣	First quarter 2017 pre-tax earnings totaled $1.15 million, a 48% increase over 2016 period and equal to the fourth quarter of 2016

➣	Net income of $782 thousand, a 47% increase compared to the same period a year ago and a 6% increase compared to the prior quarter

➣	Earnings per basic and fully diluted common share of $0.11, which more than doubled compared to a year ago

➣	Asset quality remains strong as non-performing loans decline to 0.15% of total loans and non-performing assets decline to 0.23% of total assets at March 31, 2017

Malvern, Pa., April 21, 2017 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank (the “Bank”), today reported net income for the first quarter of 2017 totaling $782 thousand or $0.11 per basic and fully diluted share, a 47% increase compared to $531 thousand or $0.05 per basic and fully diluted share in the first quarter of 2016, and a 6% increase compared to $737 thousand or $0.10 per basic and fully diluted share in the fourth quarter of 2016. Income to common shareholders totaled $705 thousand in the current quarter; a 99% increase over the first quarter of the prior year of $354 thousand, and a 7% increase compared to $660 thousand in the prior quarter.

David E. Sparks, Chairman and CEO, stated: “We are pleased to report the consistent level of earnings for First Priority, as compared to the fourth quarter of 2016, which was the initial full quarter reflecting the incremental impact of the $64 million loan and relationship purchase that was consummated in August of last year.”

Sparks continued: “Additionally, our overall financial results continue to be impacted by the improvement experienced in asset quality. Non-performing loans totaled $711 thousand, or 0.15% of total loans, and non-performing assets were $1.4 million, or 0.23% of total assets. Non-performing assets declined 39% from year-end due to the liquidation of three other real estate owned properties with no additional losses incurred. As of March 31, 2017, the allowance for loan losses totaled $3.3 million which represents 0.68% of total loans outstanding and a coverage ratio compared to non-performing loans of 469%.”

“The Company’s operating performance continues to improve, asset quality is sound and the balance sheet remains strong. Our efforts to strengthen our core deposit base are succeeding which is exhibited by an increase in average non-interest bearing demand accounts of $12 million, or 24%, in the current quarter compared to the first quarter of last year.” Sparks also noted: “As we have previously stated, our return to our common shareholders continues to be positively impacted from the refinancing of $6.0 million of 9% preferred stock in January, 2016, through the issuance of the 7% subordinated debentures, or an after tax cost of the debentures of 4.62%, which has provided an incremental benefit of $0.01 per common share per quarter.”

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $602 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its seven branch offices and one loan production office located throughout Berks, Bucks, Chester and Montgomery Counties, Pennsylvania.

The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Interest and dividend income	$5,740	$5,715	$5,036
Interest expense	1,265	1,209	1,086

Net interest income	4,475	4,506	3,950
Provision for loan losses	10	—	110

Net interest income after provision for loan losses	4,465	4,506	3,840
Non-interest income	178	169	409
Non-interest expenses	3,498	3,525	3,477

Income before income taxes	1,145	1,150	772
Income tax expense	363	413	241

Net income	$782	$737	$531
Preferred dividends	77	77	177

Income to common shareholders	$705	$660	$354

Basic earnings per common share	$0.11	$0.10	$0.05

Diluted earnings per common share	$0.11	$0.10	$0.05

Weighted average common shares outstanding:
Basic	6,534	6,530	6,496
Diluted	6,705	6,613	6,529

Net interest margin	3.31%	3.34%	3.31%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$44,606	$4,761
Investment securities	55,703	89,603
Loans receivable	487,781	488,243
Less: allowance for loan losses	3,332	3,330

Net loans	484,449	484,913
Premises and equipment, net	1,701	1,755
Bank owned life insurance	3,273	3,256
Deferred income taxes, net	2,302	2,697
Goodwill and other intangibles	2,942	2,960
Other assets	7,621	7,850

Total assets	$602,597	$597,795

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$467,971	$467,688
Federal Home Loan Bank of Pittsburgh advances	74,364	68,164
Subordinated debt	9,213	9,207
Other liabilities	2,133	4,690

Total liabilities	553,681	549,749
Shareholders’ equity	48,916	48,046

Total liabilities and shareholders’ equity	$602,597	$597,795

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	March 31,	December 31,
	2017	2016
Period End Balance Sheet Ratios:
Loan to deposit ratio	104.2%	104.4%
Total equity to total assets	8.12%	8.04%
Book value per common share	$6.96	$6.84

Selected Asset Quality Balances:
Non-performing loans	$711	$776
Other real estate owned	662	1,486

Total non-performing assets	$1,373	$2,262

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.15%	0.16%
Non-performing assets as a percentage of total assets	0.23%	0.38%
Allowance for loan losses as a percentage of total loans	0.68%	0.68%

Balance Sheet and Capital Review:

•	Total assets were $602.6 million at March 31, 2017 compared to $597.8 million at December 31, 2016, an increase of $4.8 million, or 0.8%. This increase primarily resulted from a temporary increase of $39.8 million in interest bearing deposits in banks at the end of the current quarter, primarily overnight funds held at the Federal Reserve Bank, offset by a decline in investment portfolio balances of $33.9 million as discussed below.

•	The investment portfolio totaled $55.7 million at March 31, 2017 compared to $89.6 million at December 31, 2016. During the quarter, the Company purchased $9.6 million of additional investments and sold one municipal bond with a book value of $410 thousand. Also, as of December 31, 2016, the investment portfolio included $40 million of short-term United States Treasury securities, which were purchased related to year-end tax planning strategies and subsequently matured in January of 2017. Other investment portfolio activity resulted in a decline of $3.1 million.

As of March 31, 2017 and December 31, 2016, $36.8 million and $70.6 million of investments, respectively, were classified as available for sale while $18.9 million and $19.0 million, respectively, were classified as held to maturity.

•	Loans outstanding were $487.8 million at March 31, 2017, a slight decline of $462 thousand, or 0.1%, from $488.2 million at December 31, 2016. During the current quarter, new organic loan production totaled approximately $18 million which was offset by principal payments, unscheduled loan payoffs and net changes in lines of credit which also totaled approximately $18 million.

•	Deposits totaled $468.0 million at March 31, 2017 compared to $467.7 million at December 31, 2016, an increase of $283 thousand, or 0.1%. During the quarter, non-interest bearing deposits increased $6.5 million, or 11.8%, NOW accounts declined $6.1 million, or 10.6% and money market and savings accounts declined $1.8 million, or 1.6%. During this same time, total time deposits increased $1.7 million, or 0.7%, as retail time deposits grew $23.4 million replacing matured brokered time deposits which declined $21.7 million.

•	Total borrowings, consisting of Federal Home Loan Bank of Pittsburgh (“FHLB”) advances and subordinated debt, totaled $83.6 million at March 31, 2017 compared to $77.4 million at December 31, 2016 representing an increase of $6.2 million, or 8.0%.

•	Total shareholders’ equity was $48.9 million at March 31, 2017, an increase of $870 thousand compared to $48.0 million at December 31, 2016. The equity to assets ratio as of March 31, 2017 was 8.12% and book value per common share was $6.96.

Asset Quality Highlights:

•	The allowance for loan losses was $3.3 million as of both March 31, 2017 and December 31, 2016, respectively, which represented 0.68% of total loans outstanding as of each of these dates. Net charge-offs for the first quarter of 2017 totaled $8 thousand compared to $122 during the same period last year.

•	Total non-performing loans were $711 thousand, or 0.15% of total loans outstanding at March 31, 2017 compared to $776 thousand, or 0.16% of total loans outstanding as of December 31, 2016. Non-performing assets totaled $1.4 million, or 0.23% of total assets, as of March 31, 2017 compared to $2.3 million, or 0.38% of total assets as of December 31, 2016.

Operating Results Review:

•	Net interest income totaled $4.48 million for the first quarter of 2017, an increase of $525 thousand, or 13.3%, compared to $3.95 million during the first quarter of 2016. When comparing these two periods, average interest earning assets increased $67.6 million, or 14.1%, compared to the first quarter of 2016, as average loans increased $79.6 million, or 19.5% offset by a decline in investment securities and other interest earning assets of $12.0 million, or 16.6%. Funding for this growth was provided by an increase in interest bearing liabilities of $54.0 million, or 13.5%, and by non-interest bearing demand accounts of $11.7 million, or 23.8%. Net interest margin in the current quarter of 3.31% was flat compared to the same period in the prior year. The average rate on loans decreased by 9 basis points while the rate on investments increased 48 basis points resulting in an increase in the overall average rate on total interest earning assets of 3 basis points. At the same time, the average cost of funds increased 4 basis points from 1.09% to 1.13%, primarily resulting from the overall increased pressure on deposit rates compared to a year ago fueled by an increase in short term rates of 50 basis points by the Federal Reserve Bank when comparing these periods.

•	Non-interest income decreased $231 thousand in the current quarter compared to the first quarter of 2016. Of this decline, $210 thousand is related to a decline of investment securities gains booked which totaled $25 thousand in the current quarter compare to $235 thousand in the prior year. Additionally, wealth management fees, totaling $39 thousand, declined $30 thousand when comparing these same periods.

•	The provision for loan losses recorded in the current quarter, totaling $10 thousand, reflects a decrease of $100 thousand compared to $110 thousand in the first quarter of 2016. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans.

•	For the quarter ended March 31, 2017, non-interest expenses were $3.50 million, an increase of $21 thousand, or 0.6% from $3.48 million for the same period in 2016. This increase reflects a 2.3% increase in salaries and benefits, an increased level of deposit insurance premiums resulting from the Bank’s increased level of total assets in combination of the implementation of a new FDIC insurance premium calculation, increased advertising costs to attract new deposit customers and increased legal expenses; these negative variances were partially offset by lower consulting and other real estate owned costs as well as lower occupancy costs compared to the prior year due to the acceleration of costs in the first quarter of 2016 related to the announced closure of a branch office location.

•	Income tax expense recorded for the three months ended March 31, 2017 totaled $363 thousand compared to $241 thousand for the same period in 2016. The effective tax rates for these same periods were 31.7% and 31.2%, respectively.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

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